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BOLDER TECHNOLOGIES CORPORATION LOGO
                                                       4403 Table Mountain Drive
                                                       Golden, CO 80403
                                                       Phone: 303/215-7200
                                                       Fax: 303/215-2500

September 16, 1998

Mr. Daniel A. Schwob
975 Huristone Lane
San Jose, CA 95120


Dear Dan:

On behalf of BOLDER Technologies Corp., I am pleased to offer you the position of Senior Vice President Marketing and Sales, reporting to me as the Chief Executive Officer of the Company.

You will receive a starting base salary of $15,000 per month or $180,000 per year. All compensation is subject to federal, state and other applicable taxes. Also, during the first year of your employment, you will be paid a one-time bonus equal to 20% of your annual salary or $36,000. This will be paid in 26 equal installments included with your regular paycheck, starting with your first paycheck.

When you join the company, you will be granted an option to purchase 50,000 shares of common stock under the Company's incentive Stock Option Plan. Your options will vest over a five-year period with 20% vesting on your 13th month of employment, and the remainder vesting on a monthly basis thereafter.

During 1999 you will have an opportunity to earn a bonus equal to 20% of your base salary based on achieving certain specific performance objectives. This bonus opportunity will rise to 40% in 2000.

You will also have the opportunity to earn additional stock options based on the achievement of certain specific performance objectives. This bonus option opportunity will be 20,000 shares of common stock in 1999, and 10,000 shares in each of 2000 and 2001 respectively.

The Company will pay you a $40,000 allowance for relocating you and your family to the Denver area. All federal, state and other applicable taxes on this allowance will be your responsibility.

You will be entitled to participate in all of the Company's employee benefit plans beginning on your date of hire. Details will be provided under separate cover. In addition, you will be entitled to three weeks of vacation in each calendar year.
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When you report to work you will be expected to execute the Company's standard agreement relative to patents, confidential information, and non-compete obligations.

This is an offer for "at will" employment that will continue at the pleasure of the Board of Directors in accordance with the Company's Bylaws. You and Company each acknowledge that either has the right to terminate your employment with the Company at any time, for any reason whatsoever, with or without cause for advance notice. If your employment is terminated by the Company, other than for cause, you shall be entitled to separation pay equal to six months' base salary and benefits, excluding continuing stock vesting or bonus opportunities, at the rate in effect at the time of such termination. Amounts payable as severance pay shall be paid at regular intervals in accordance with the Company's payroll practices at the salary rate in effect at the time of such termination, as determined by the Compensation Committee of the Board of Directors. You agree to make a "good faith" effort to find employment. If you find a full time salaried position, the severance payments and benefits would be reduced to the extent of the salary and benefits paid by the new employer during the six-month severance period.

Other than as specifically set forth herein, you will not be entitled to any other amounts from the Company. This letter constitutes the full offer of employment and supersedes any prior discussions. This offer will expire if not accepted in writing on September 25, 1998.

Dan, I am looking forward to your accepting this offer and joining the BOLDER team. I know you will be a major contributor to building a world-class company.


Sincerely,

/s/ Daniel S. Lankford
Daniel S. Lankford
Chairman and Chief Executive Officer



Accepted by /s/ Dan Schwob                    Date September 23, 1998
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